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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Accounting and Actuarial Experts" in the Prospectus and "Other Service Providers" in the Performance Executive Variable Life Statement of Additional Information and to the use of our reports dated February 6, 2004, with respect to the financial statements of John Hancock Variable Life Account S, and dated February 25, 2004, with respect to the financial statements of John Hancock Variable Life Insurance Company, included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6, No. 333-111385).


                                                /s/ ERNST & YOUNG LLP
                                                ERNST & YOUNG LLP

Boston, Massachusetts
April 7, 2004